Exhibit 99.2 INFORMATION IN THE COMPANY'S PRESENTATION
Below is the Company's estimate of the size of the markets in which it participates and its estimated share of such markets, for calendar year 2012 ($ in billions). The Reserve Power estimated market size for calendar year 2012 increased over calendar year 2011 by $0.8 billion to $5.7 billion primarily from the Company aligning the market size with its geographic expansion:

	Reserve Power Product Line	Motive Power Product Line	Total

Total Market	$5.7	$3.1	$8.8
EnerSys Share of Relevant Market	16%	35%	23%

Geographic Split of Relevant Market
Americas	24%	38%	29%
EMEA (includes Europe, Middle East & Africa)	24%	46%	31%
Asia	52%	16%	40%

Split of Relevant Market by End-markets
Telecom	46%	—	30%
Uninterruptible Power Systems (UPS)	30%	—	20%
Reserve Other	24%	—	15%
Forklift Trucks	—	90%	31%
Motive Other	—	10%	4%

Regional Markets and Shares
Americas	$—	$—	$2.5
EnerSys share of relevant market	—	—	37%

EMEA (includes Europe, Middle East & Africa)	$—	$—	$2.8
EnerSys share of relevant market	—	—	30%

Asia	$—	$—	$3.5
EnerSys share of relevant market	—	—	7%

Below is the Company's fiscal year 2013 sales and the percent of sales split by product line, geographic region and end market ($ in billions):

	Reserve Power Product Line		Motive Power Product Line		Total

Net Sales	$1.1	Net Sales	$1.2	Net Sales	$2.3
Geographic split:
Americas	—		—		49%
EMEA (includes Europe, Middle East & Africa)	—		—		41%
Asia	—		—		10%

Split by End-markets:

Telecom	41%		—		20%
Uninterruptible Power Systems (UPS)	18%		—		9%
Reserve Other	41%		—		20%

Total Reserve Power					49%

Forklift Trucks	—		87%		44%
Motive Other	—		13%		7%

Total Motive Power					51%